Exhibit 99.1

BRIGHTVIEW POSTS THIRD QUARTER FISCAL 2025 EARNINGS WITH RECORD NET INCOME AND ADJUSTED EBITDA, AND REAFFIRMS FULL YEAR GUIDANCE

BLUE BELL, PA, August 6, 2025 -- BrightView Holdings, Inc. (NYSE: BV) (the “Company” or “BrightView”), the leading commercial landscaping services company in the United States, today reported unaudited results for the third quarter ended June 30, 2025.

THIRD QUARTER FISCAL 2025 SUMMARY

•
Net service revenues decreased 4.1% year-over-year to $708.3 million,
•
Net income increased $8.8 million year-over-year to $32.3 million, Net income margin expansion of 140 basis points,
•
Adjusted EBITDA2 increased 4.9% year-over-year to $113.2 million, Adjusted EBITDA margin2 expansion of 140 basis points,
•
Year-to-date Net cash provided by operating activities of $207.4 million, an increase of $55.3 million,
•
Year-to-date Adjusted Free Cash Flow2 of $25.8 million, a decrease of $94.4 million.

COMPANY REAFFIRMS FISCAL YEAR 2025 GUIDANCE1

FY25 Guidance
Total Revenue	$2.68B to $2.73B
Adjusted EBITDA[2]	$348M to $362M
Adjusted EBITDA Margin[2]	~130bps
Adjusted Free Cash Flow[2]	$60M to $75M

“We continue to execute on our One BrightView strategy, which is underpinned by prioritizing our employees and delivering best-in-class service to our customers,” said Dale Asplund, BrightView President and Chief Executive Officer. “Our record year-to-date Adjusted EBITDA and Adjusted EBITDA margin reflect the meaningful progress of our transformation as we continue to focus on driving sustained, long-term profitable growth and shareholder value.”

_______________

1 For assumptions underlying the fiscal year 2025 guidance, see the Q3 2025 presentation at investor.brightview.com

2 Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted Free Cash Flow are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” section for more information. The Company is not providing quantitative reconciliations of its financial outlook for Adjusted EBITDA to net income, or Adjusted Free Cash Flow to Cash flows provided by operating activities, the corresponding GAAP measures, because the respective GAAP measures that are excluded from the non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as items discussed below. Additionally, information that is currently not available to the Company could have a potentially unpredictable & potentially significant impact on its future GAAP financial results.

Fiscal 2025 Results – Total BrightView

Total BrightView - Operating Highlights
	Three Months Ended June 30,			Nine Months Ended June 30,
($ in millions, except per share figures)	2025	2024	Change	2025	2024	Change
Revenue	$708.3	$738.8	(4.1%)	$1,970.0	$2,038.4	(3.4%)
Net Income	$32.3	$23.5	37.4%	$28.3	$40.8	(30.6%)
Net Income Margin	4.6%	3.2%	140 bps	1.4%	2.0%	(60) bps
Adjusted EBITDA	$113.2	$107.9	4.9%	$238.8	$219.5	8.8%
Adjusted EBITDA Margin	16.0%	14.6%	140 bps	12.1%	10.8%	130 bps
Net income available to common shareholders	$14.9	$9.3	60.2%	$1.0	$9.0	(88.9%)
Weighted average number of common shares outstanding	95.2	94.5	0.7%	95.3	94.7	0.6%
Basic Earnings per Share	$0.16	$0.10	60.0%	$0.01	$0.09	(88.9%)
Adjusted Net Income	$45.5	$48.3	(5.8%)	$72.6	$68.1	6.6%
Adjusted weighted average number of common shares outstanding	149.5	148.8	0.5%	149.6	148.8	0.5%
Adjusted Earnings per Share	$0.30	$0.32	(6.3%)	$0.48	$0.46	4.3%

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, and Adjusted weighted average number of common shares outstanding are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” sections for more information. Basic Earnings (Loss) per Share is determined by dividing Net Income (Loss) available to common shareholders by the Weighted average number of common shares outstanding. Net income (Loss) available to common shareholders is calculated as Net Income (Loss) less dividends declared on Series A Convertible Preferred Shares and Earnings allocated to Convertible Preferred Shares

For the three months ended June 30, 2025, total revenue decreased 4.1% to $708.3 million driven by a $13.7 million decrease in our development services revenue due to timing delays in development projects, combined with a $13.3 million year over year decrease in our commercial landscaping business, primarily driven by a decline in commercial landscaping services.

For the nine months ended June 30, 2025, total revenue decreased 3.4% to $1,970.0 million driven by a $56.1M million decrease in our commercial landscaping business combined with a $10.5 million decrease in snow removal revenue, both of which were primarily driven by strategic reductions of non-core businesses and to a lesser extent a decline in commercial landscaping and snow in our core business.

Fiscal 2025 Results – Segments

Maintenance Services - Operating Highlights
	Three Months Ended June 30,			Nine Months Ended June 30,
($ in millions)	2025	2024	Change	2025	2024	Change
Landscape Maintenance	$502.9	$516.2	(2.6%)	$1,200.2	$1,256.3	(4.5%)
Snow Removal	$5.9	$8.5	(30.6%)	$210.7	$221.2	(4.7%)
Total Revenue	$508.8	$524.7	(3.0%)	$1,410.9	$1,477.5	(4.5%)
Adjusted EBITDA	$81.7	$80.4	1.6%	$172.7	$166.9	3.5%
Adjusted EBITDA Margin	16.1%	15.3%	80 bps	12.2%	11.3%	90 bps
Capital Expenditures	$98.3	$16.8	485.1%	$171.3	$34.7	393.7%

For the third quarter of fiscal 2025, revenue in the Maintenance Services Segment decreased by $15.9 million, or 3.0%, from the 2024 period. Commercial Landscaping services decreased by $13.3 million, or 2.6% and snow removal services decreased by $2.6 million or 30.6%. The decrease in commercial landscaping was underpinned by a decline in a combination of contract services and ancillary services.

Adjusted EBITDA for the Maintenance Services Segment for the three months ended June 30, 2025, increased by $1.3 million to $81.7 million from $80.4 million in the 2024 period. Segment Adjusted EBITDA Margin increased 80 basis points, to 16.1%, in the three months ended June 30, 2025, from 15.3% in the 2024 period. The increase in Segment Adjusted EBITDA Margin was primarily driven by cost management initiatives, which included reduced vehicle and equipment related costs, and personnel related costs. These savings offset the decrease in revenues described above.

For the nine months ended June 30, 2025, Maintenance Services net service revenues decreased by $66.6 million, or 4.5%, from the 2024 period. Commercial Landscaping services decreased by $56.1 million, or 4.5% and snow removal services decreased by $10.5 million, or 4.7%. The decrease was primarily driven by strategic reductions of non-core businesses and to a lesser extent a decline in commercial landscaping in our core business.

Adjusted EBITDA for the Maintenance Services Segment for the nine months ended June 30, 2025, increased by $5.8 million to $172.7 million from $166.9 million in the 2024 period. Segment Adjusted EBITDA Margin increased 90 basis points, to 12.2%, in the nine months ended June 30, 2025, from 11.3% in the 2024 period. The increase in Segment Adjusted EBITDA and Adjusted EBITDA Margin was primarily driven by lower personnel related costs, and vehicle and equipment related costs a result of the Company's cost management initiatives. These savings more than offset the decrease in revenues described above.

Development Services - Operating Highlights
	Three Months Ended June 30,			Nine Months Ended June 30,
($ in millions)	2025	2024	Change	2025	2024	Change
Revenue	$201.3	$215.0	(6.4%)	$565.0	$564.8	0.0%
Adjusted EBITDA	$31.5	$27.5	14.5%	$66.1	$52.6	25.7%
Adjusted EBITDA Margin	15.6%	12.8%	280 bps	11.7%	9.3%	240 bps
Capital Expenditures	$5.2	$6.4	(18.8%)	$24.5	$11.3	116.8%

For the third quarter of fiscal 2025, revenue in the Development Services Segment decreased by $13.7 million, or 6.4%, compared to the 2024 period. The decrease was driven by timing delays in Development Services projects.

Adjusted EBITDA for the Development Services Segment for the three months ended June 30, 2025, increased $4.0 million, to $31.5 million, compared to the 2024 period. Segment Adjusted EBITDA Margin increased 280 basis points, to 15.6% for the quarter from 12.8% in the 2024 period. The increases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were primarily driven by reductions in overhead costs due to the Company's cost management initiatives combined with the timing and mix of projects in the period.

For the nine months ended June 30, 2025, revenue in the Development Services Segment increased $0.2 million, or 0.0%, compared to the 2024 period. The results were driven by increased Development Services project volumes in the first half of fiscal 2025, which were offset by delays in the timing of projects during the third quarter.

Adjusted EBITDA for the Development Services Segment for the nine months ended June 30, 2025, increased $13.5 million, to $66.1 million, compared to the 2024 period. Segment Adjusted EBITDA Margin increased 240 basis points, to 11.7% for the period from 9.3% in the 2024 period. The increases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were primarily driven by reductions in overhead costs due to the Company's cost management initiatives, combined with the timing and mix of projects in the period.

Total BrightView Cash Flow Metrics
	Nine Months Ended June 30,
($ in millions)	2025	2024	Change
Net Cash Provided by Operating Activities	$207.4	$152.1	36.4%
Adjusted Free Cash Flow	$25.8	$120.2	(78.5%)
Capital Expenditures	$195.8	$46.0	325.7%

Net cash provided by operating activities for the nine months ended June 30, 2025, increased $55.3 million, to $207.4 million, from $152.1 million in the 2024 period. This increase was due to a decrease in net income, more than offset by increases in non-cash adjustments to reconcile net income to net cash provided by operating activities, combined with an increase in cash provided by accounts receivable. This was partially offset by a decrease in cash provided by other operating assets.

Adjusted Free Cash Flow decreased $94.4 million to $25.8 million for the nine months ended June 30, 2025, from $120.2 million in the prior year. The decrease in Adjusted Free Cash Flow was due to an increase in cash used for capital expenditures, partially offset by an increase in net cash provided by operating activities.

For the nine months ended June 30, 2025, capital expenditures were $195.8 million, compared with $46.0 million in the prior year. The Company also generated proceeds from the sale of property and equipment of $14.2 million and $14.1 million during the nine months ended June 30, 2025 and 2024, respectively. Net of proceeds from the sale of property and equipment, net capital expenditures represented 9.2% of revenue in the nine months ended June 30, 2025, compared to 1.6% for the nine months ended June 30, 2024.

Total BrightView Balance Sheet Metrics
($ in millions)	June 30, 2025	September 30, 2024	June 30, 2024
Total Financial Debt[1]	$876.8	$877.3	$885.3
Minus:
Total Cash & Equivalents	79.1	140.4	115.9
Total Net Financial Debt[2]	$797.7	$736.9	$769.4
Total Net Financial Debt to Adjusted EBITDA ratio[3]	2.3x	2.3x	2.4x
[1]Total Financial Debt includes total long-term debt, net of original issue discount, and finance lease obligations.
[2]Total Net Financial Debt equals Total Financial Debt minus Total Cash & Equivalents.
[3]Total Net Financial Debt to Adjusted EBITDA ratio equals Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

As of June 30, 2025, the Company’s Total Net Financial Debt was $797.7 million, an increase of $60.8 million compared to $736.9 million as of September 30, 2024. The Company’s Total Net Financial Debt to Adjusted EBITDA ratio was 2.3x as of June 30, 2025, compared to 2.3x as of September 30, 2024.

Conference Call Information

A conference call to discuss the third quarter fiscal 2025 financial results is scheduled for August 7, 2025, at 8:30 a.m. EDT. The U.S. toll-free dial-in for the conference call is (800) 274-8461 and the international dial-in is +1 (203) 518-9814. The Conference Access Code is BRIGHT. A live audio webcast of the conference call will be available on the Company’s investor website https://investor.brightview.com, where presentation materials will be posted prior to the call.

A replay of the call will be available until 11:59 p.m. EDT on August 21, 2025. To access the recording, dial (800) 839-5495 (Access Code 27525). A link to the current Earnings Call slides can be found at investor.brightview.com.

About BrightView

BrightView (NYSE: BV), the nation’s largest commercial landscaper, proudly designs, creates, and maintains some of the best landscapes on Earth and provides the most efficient and comprehensive snow and ice removal services. With a dependable service commitment, BrightView brings brilliant landscapes to life at premier properties across the United States, including business parks and corporate offices, homeowners' associations, healthcare facilities, educational institutions, retail centers, resorts and theme parks, municipalities, golf courses, and sports venues. BrightView also serves as the Official Field Consultant to Major League Baseball. Through industry-leading best practices and sustainable solutions, BrightView is invested in taking care of our team members, engaging our clients, inspiring our communities, and preserving our planet. Visit www.BrightView.com and connect with us on X, Facebook, and LinkedIn.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provision of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts included in this presentation, including statements concerning our plans, objectives, goals, beliefs, business outlook, business trends, expectations regarding our industry, strategy, future events, future operations, future liquidity and financial position, future revenues, projected costs, prospects, plans and objectives of management and other information, may be forward-looking statements.

Words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts or guarantees of future performance and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs, and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved, and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to: competitive industry pressures; our ability to preserve long-term customer relationships; a determination by customers to reduce their outsourcing or use of preferred vendors; inconsistent practices and the operating results of individual branches; our ability to implement our business strategies and achieve our growth objectives; impacts of future acquisitions or other strategic transactions; the possibility that costs or difficulties related to the integration of acquired businesses’ operations will be greater than expected and the possibility that integration efforts will disrupt our business and strain management time and resources; the potential impacts on revenues and our financial condition caused by any disposition of assets or discontinuation of lines of business; the seasonal nature of our landscape maintenance services; our dependence on weather conditions and the impact of severe weather and climate change on our business; disruptions in our supply chain and changes in our ability to source adequate supplies and materials in a timely manner; changes in general economic conditions can result in delays in construction activities which can adversely affect our development services segment; any failure to accurately estimate the overall risk, requirements, or costs when we bid on or negotiate contracts that are ultimately awarded to us and, for such contracts, the ability to collect amounts owed under such contracts; the conditions and periodic fluctuations of the new commercial construction sector, as well as spending on repair and upgrade activities; the level, timing and location of snowfall; our ability to retain or hire our executive management and other key personnel; our ability to attract, retain and maintain positive relations with workers; any failure to properly verify employment eligibility of our employees; the liability exposure from our use of subcontractors to perform work under certain customer contracts; our recognition of future impairment charges; laws and governmental regulations, including those relating to employees, wage and hour, immigration, human health, safety, transportation and the associated financial impact of such regulations; environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides, herbicides and fertilizers, or liabilities thereunder, as well as the related risk of potential litigation; the distraction and impact caused by litigation, of adverse litigation judgments and settlements resulting from legal proceedings; tax increases and changes in tax rules; any increase in on-job accidents involving employees; any failure, inadequacy, interruption, security failure or breach of our information technology systems; compliance with data privacy regulations; any adverse consequences of our substantial indebtedness; our ability to adequately protect our intellectual property; increases in interest rates governing our variable rate indebtedness increasing the cost of servicing our substantial indebtedness; risks related to counterparty credit worthiness or non-performance of the derivative financial instruments we utilize; restrictions within our debt agreements that limit our flexibility in operating; our ability to generate sufficient cash flow to satisfy our significant debt service obligations; the incurrence of substantially more debt, including off-balance sheet financing, contractual obligations and general and commercial liabilities; any failure to extend credit under our facility or reduce the borrowing base under our Revolving Credit Facility; any future sales, or the perception of future sales, by us or our affiliates, which could cause the market price for our common stock to decline; the ability of KKR and One Rock to exert significant influence over us; anti-takeover provisions in our organizational documents that could delay or prevent a change in control; the authorization of our Board of Directors to issue and designate shares of our preferred stock in additional series without stockholder approval; the fact that the holders of our Series A Preferred Stock may have different interests from and vote their shares in a manner deemed adverse to, holders of our common stock; the dividend, liquidation, and redemption rights of the holders of our Series A Preferred Stock; our certificate of incorporation restricting all stockholder litigation matters to the Court of Chancery of the State of Delaware and the federal district courts of the United States of America; general business, economic, and financial market conditions; increases in raw material costs, fuel prices, wages and other operating costs, and changes in our ability to source adequate supplies and materials in a timely manner; occurrence of natural disasters, terrorist attacks, global health emergencies and other external events; heightened inflation, geopolitical conflicts, recession, financial market disruptions, trade policies and tariffs, and other economic conditions; environmental, social and governance matters and/or our reporting of such matters; significant changes in our stock price and its ability for resale; securities analysts’ reports about our business or their downgrade of our stock or sector; maintaining effective internal controls; and costs and requirements imposed as a result of maintaining compliance with the requirements of being a public company.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Item 1A. Risk Factors” in our Form 10-K for the fiscal year ended September 30, 2024, and such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “Adjusted Net Income (Loss)”, “Adjusted Earnings (Loss) per Share”, “Adjusted Free Cash Flow”, “Total Financial Debt”, “Total Net Financial Debt” and “Total Net Financial Debt to Adjusted EBITDA ratio”. We believe Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Adjusted Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio assist investors in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management regularly uses these measures as tools in evaluating our operating performance, financial performance and liquidity. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Adjusted Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio to supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. In addition, we believe that Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Adjusted Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Adjusted Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA: We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA, defined above, divided by Net Service Revenues.

Adjusted Net Income (Loss): We define Adjusted Net Income (Loss) as net income (loss) including interest and depreciation, and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions and the removal of the discrete tax items.

Adjusted Earnings per Share: We define Adjusted Earnings per Share as Adjusted Net Income divided by the (i) weighted average number of common shares outstanding used in the calculation of basic earnings per share plus (ii) shares of common stock related to the Series A Preferred Stock on an as-converted basis, assumed to be converted for the entire period. The addition of shares of common stock related to the Series A Convertible Preferred Stock on an as-converted basis reflects the dilutive impact of the potential conversion of the Series A Preferred Stock and is expected to provide comparability in future periods.

Adjusted Free Cash Flow: We define Adjusted Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment.

Total Financial Debt: We define Total Financial Debt as total long-term debt, net of original issue discount, and finance lease obligations.

Total Net Financial Debt: We define Total Net Financial Debt as Total Financial Debt minus total cash and cash equivalents.

Total Net Financial Debt to Adjusted EBITDA ratio: We define Total Net Financial Debt to Adjusted EBITDA ratio as Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Adjusted Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of Adjusted Free Cash Flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to the same or other similarly titled measures of other companies and can differ significantly from company to company.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
BrightView Holdings, Inc.	David Freireich, VP of Communications & Public Affairs
IR@BrightView.com	David.Freireich@BrightView.com

BrightView Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in millions)*	June 30, 2025	September 30, 2024
Assets
Current assets:
Cash and cash equivalents	$79.1	$140.4
Accounts receivable, net	396.2	415.2
Unbilled revenue	108.9	137.8
Other current assets	81.1	86.7
Total current assets	665.3	780.1
Property and equipment, net	493.1	391.9
Intangible assets, net	73.5	95.8
Goodwill	2,015.7	2,015.7
Operating lease assets	74.6	81.3
Other assets	35.0	27.0
Total assets	$3,357.2	$3,391.8
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$120.4	$144.1
Deferred revenue	99.7	83.8
Current portion of self-insurance reserves	57.2	52.8
Accrued expenses and other current liabilities	207.2	237.7
Current portion of operating lease liabilities	24.8	24.9
Total current liabilities	509.3	543.3
Long-term debt, net	790.7	802.5
Deferred tax liabilities	47.2	43.9
Self-insurance reserves	124.7	112.8
Long-term operating lease liabilities	55.8	62.6
Other liabilities	42.8	44.3
Total liabilities	1,570.5	1,609.4
Mezzanine equity:
Series A convertible preferred shares, $0.01 par value, 7% cumulative dividends; 500,000 shares issued and outstanding as of June 30, 2025 and September 30, 2024, aggregate liquidation preference of $512.0 as of June 30, 2025 and September 30, 2024	507.1	507.1
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding as of June 30, 2025 and September 30, 2024	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 109,500,000 and 108,200,000 shares issued and 95,000,000 and 94,800,000 shares outstanding as of June 30, 2025 and September 30, 2024, respectively	1.1	1.1
Treasury stock, at cost; 14,500,000 and 13,400,000 shares as of June 30, 2025 and September 30, 2024, respectively	(188.1)	(173.5)
Additional paid-in capital	1,507.8	1,518.1
Accumulated deficit	(40.6)	(68.9)
Accumulated other comprehensive (loss)	(0.6)	(1.5)
Total stockholders’ equity	1,279.6	1,275.3
Total liabilities, mezzanine equity and stockholders’ equity	$3,357.2	$3,391.8

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
(in millions)*
Net service revenues	$708.3	$738.8	$1,970.0	$2,038.4
Cost of services provided	537.4	561.2	1,524.8	1,575.0
Gross profit	170.9	177.6	445.2	463.4
Selling, general and administrative expense	106.2	120.1	343.5	375.0
Gain on divestiture	-	(0.1)	-	(44.0)
Amortization expense	7.1	8.6	22.3	27.4
Income from operations	57.6	49.0	79.4	105.0
Other (income) expense	(0.7)	0.5	0.1	(1.5)
Interest expense, net	13.4	15.1	40.3	48.2
Income before income taxes	44.9	33.4	39.0	58.3
Income tax expense	12.6	9.9	10.7	17.5
Net income	$32.3	$23.5	$28.3	$40.8
Less: Dividends on Series A convertible preferred shares	8.9	8.9	26.8	26.7
Net income attributable to common stockholders	$23.4	$14.6	$1.5	$14.1
Earnings per share
Basic earnings per share	$0.16	$0.10	$0.01	$0.09
Diluted earnings per share	$0.15	$0.10	$0.01	$0.09

BrightView Holdings, Inc.

Net Loss (Income) Available to Common Shareholders

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
(in millions)*
Net income	$32.3	$23.5	$28.3	$40.8
Less: Dividends on Series A convertible preferred shares	(8.9)	(8.9)	(26.8)	(26.7)
Less: Earnings allocated to Convertible Preferred Shares	(8.5)	(5.3)	(0.5)	(5.1)
Net income available to common shareholders	$14.9	$9.3	$1.0	$9.0

BrightView Holdings, Inc.

Segment Reporting

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
(in millions)*
Maintenance Services	$508.8	$524.7	$1,410.9	$1,477.5
Development Services	201.3	215.0	565.0	564.8
Eliminations	(1.8)	(0.9)	(5.9)	(3.9)
Net Service Revenues	$708.3	$738.8	$1,970.0	$2,038.4
Maintenance Services	$98.3	$16.8	$171.3	$34.7
Development Services	5.2	6.4	24.5	11.3
Capital Expenditures	$103.5	$23.2	$195.8	$46.0
Maintenance Services	$81.7	$80.4	$172.7	$166.9
Development Services	31.5	27.5	66.1	52.6
Adjusted EBITDA	$113.2	$107.9	$238.8	$219.5

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended June 30,
	2025	2024
(in millions)*
Cash flows from operating activities:
Net income	$28.3	$40.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	101.2	79.8
Amortization of intangible assets	22.3	27.4
Amortization of financing costs and original issue discount	2.2	2.0
Loss on debt extinguishment	0.7	0.6
Deferred taxes	0.8	(10.1)
Equity-based compensation	13.6	15.1
Realized gain on hedges	(4.1)	(8.5)
Gain on divestiture	—	(44.0)
Other non-cash activities	(2.2)	(6.0)
Change in operating assets and liabilities:
Accounts receivable	10.0	(9.9)
Unbilled and deferred revenue	44.7	47.1
Other operating assets	(3.5)	21.4
Accounts payable and other operating liabilities	(6.6)	(3.6)
Net cash provided by operating activities	207.4	152.1
Cash flows from investing activities:
Purchase of property and equipment	(195.8)	(46.0)
Proceeds from sale of property and equipment	14.2	14.1
Proceeds from divestiture	—	51.6
Other investing activities	2.4	3.2
Net cash (used) provided by investing activities	(179.2)	22.9
Cash flows from financing activities:
Repayments of finance lease obligations	(38.4)	(26.4)
Repayments of receivables financing agreement	(27.9)	(82.2)
Proceeds from receivables financing agreement, net of issuance costs	14.5	0.5
Debt issuance and prepayment costs	(1.3)	(2.4)
Series A preferred stock dividend	(26.9)	(8.9)
Proceeds from issuance of common stock, net of share issuance costs	2.8	1.3
Repurchase of common stock and distributions	(14.5)	(3.1)
Contingent business acquisition payments	(0.5)	(4.7)
Increase in book overdrafts	2.5	—
Other financing activities	0.2	(0.2)
Net cash (used) by financing activities	(89.5)	(126.1)
Net change in cash and cash equivalents	(61.3)	48.9
Cash and cash equivalents, beginning of period	140.4	67.0
Cash and cash equivalents, end of period	$79.1	$115.9
Supplemental Cash Flow Information:
Cash paid for income taxes, net	$2.4	$14.8
Cash paid for interest	$43.3	$61.9
Non-cash Series A Preferred Stock dividends	$—	$8.9
Accrual for property and equipment	$9.1	$21.3

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(in millions)*	2025	2024	2025	2024
Adjusted EBITDA
Net income	$32.3	$23.5	$28.3	$40.8
Income tax expense	12.6	9.9	10.7	17.5
Interest expense, net	13.4	15.1	40.3	48.2
Depreciation expense	38.9	28.1	101.2	79.8
Amortization expense	7.1	8.6	22.3	27.4
Business transformation and integration costs (a)	4.2	17.1	21.2	33.9
Gain on divestiture (b)	—	(0.1)	—	(44.0)
Equity-based compensation (c)	4.7	5.1	14.1	15.3
Debt extinguishment (d)	—	0.6	0.7	0.6
Adjusted EBITDA	$113.2	$107.9	$238.8	$219.5
Adjusted Net Income
Net income	$32.3	$23.5	$28.3	$40.8
Amortization expense	7.1	8.6	22.3	27.4
Business transformation and integration costs (a)	4.2	17.1	21.2	33.9
Gain on divestiture (b)	—	(0.1)	—	(44.0)
Equity-based compensation (c)	4.7	5.1	14.1	15.3
Debt extinguishment (d)	—	0.6	0.7	0.6
Income tax adjustment (e)	(2.8)	(6.5)	(14.0)	(5.9)
Adjusted Net Income	$45.5	$48.3	$72.6	$68.1
Adjusted Free Cash Flow
Cash flows provided by operating activities	$55.8	$42.7	$207.4	$152.1
Minus:
Capital expenditures	103.6	23.2	195.8	46.0
Plus:
Proceeds from sale of property and equipment	6.5	11.5	14.2	14.1
Adjusted Free Cash Flow	$(41.3)	$31.0	$25.8	$120.2
Adjusted Earnings per Share
Numerator:
Adjusted Net Income	$45.5	$48.3	$72.6	$68.1
Denominator:
Weighted average number of common shares outstanding – basic	95,228,000	94,549,000	95,302,000	94,668,000
Plus:
Dilutive impact of Series A convertible preferred stock as-converted	54,242,000	54,242,000	54,242,000	54,127,000
Adjusted weighted average number of common shares outstanding	149,470,000	148,791,000	149,544,000	148,795,000
Adjusted Earnings per Share	$0.30	$0.32	$0.48	$0.46

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(a)
Business transformation and integration costs consist of (i) severance and related costs; (ii) business integration costs and (iii) information technology infrastructure, transformation costs, and other.

	Three Months Ended June 30,		Nine Months Ended June 30,
(in millions)*	2025	2024	2025	2024
Severance and related costs	$—	$4.3	$(0.4)	$10.5
Business integration (f)	0.2	0.4	—	(0.5)
IT, infrastructure, transformation, and other (g)	4.0	12.4	21.6	23.9
Business transformation and integration costs	$4.2	$17.1	$21.2	$33.9

(b)
Represents the realized gain on sale and transaction related expenses related to the divestiture of U.S. Lawns on January 12, 2024.
(c)
Represents equity-based compensation expense and related taxes recognized for equity incentive plans outstanding.
(d)
Represents losses on the extinguishment of debt related to Amendment No. 9 to the Credit Agreement, in the fiscal year ended September 30, 20025, and includes accelerated amortization of deferred financing fees and original issue discount as well as fees paid to lenders and third parties.
(e)
Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of the applicable discrete tax items, which collectively result in a reduction of income tax (benefit). The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances. Discrete tax items include changes in laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances.

	Three Months Ended June 30,		Nine Months Ended June 30,
(in millions)*	2025	2024	2025	2024
Tax impact of pre-tax income adjustments	$3.1	$6.9	$14.0	$19.3
Discrete tax items	(0.3)	(0.4)	—	(13.4)
Income tax adjustment	$2.8	$6.5	$14.0	$5.9

(f)
Represents isolated expenses specifically related to the integration of acquired companies such as one-time employee retention costs, employee onboarding and training costs, fleet and uniform rebranding costs, and adjustments to performance based contingent consideration. The Company excludes Business integration costs from the measures disclosed above since such expenses vary in amount due to the number of acquisitions and size of acquired companies as well as factors specific to each acquisition, and as a result lack predictability as to occurrence and/or timing, and create a lack of comparability between periods.
(g)
Represents expenses related to distinct initiatives, typically significant enterprise-wide changes, including actions taken as part of the Company's One BrightView initiative. Such expenses are excluded from the measures disclosed above since such expenses vary in amount based on occurrence as well as factors specific to each of the activities, are outside of the normal operations of the business, and create a lack of comparability between periods.

Total Financial Debt and Total Net Financial Debt
(in millions)*	June 30, 2025	September 30, 2024	June 30, 2024
Long-term debt, net	$790.7	$802.5	$807.0

Plus:
Current portion of long term debt	—	—	—
Financing costs, net	5.8	6.5	6.8
Present value of net minimum payment - finance lease obligations (h)	80.3	68.3	71.5
Total Financial Debt	876.8	877.3	885.3
Less: Cash and cash equivalents	(79.1)	(140.4)	(115.9)
Total Net Financial Debt	$797.7	$736.9	$769.4
Total Net Financial Debt to Adjusted EBITDA ratio	2.3x	2.3x	2.4x

(h)
Balance is presented within Accrued expenses and other current liabilities and Other liabilities in the Consolidated Balance Sheet.

(*) Amounts may not total due to rounding.